Exhibit 1A-11

CONSENT OF INDEPENDENT AUDITORS’

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditors’ Report dated November 16, 2015 relating to the statement of assets and liabilities of Luna Azul Development Fund, LLC, as of October 31, 2015, and the related statements of operations, changes in members’ equity, and cash flows for the period ended October 31, 2015, and the related notes to the financial statements.

HASKELL & WHITE LLP

Irvine, California
March 1, 2016